Exhibit 5.1

August 23, 2011

Beacon Power Corporation

65 Middlesex Road

Tyngsboro, MA  01879

Ladies and Gentlemen:

Reference is made to (i) the Registration Statement on Form S-3 filed on April 27, 2011 (Registration No. 333-173747) with the Securities and Exchange Commission (the “Commission”), as amended on June 6, 2011 and declared effective on June 20, 2011 (the “Registration Statement”), by Beacon Power Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of $100,000,000 of the Company’s common stock, preferred stock, depositary shares, debt securities, warrants or units, including the prospectus filed thereunder and (ii) the Prospectus Supplement dated August 23, 2011 to the prospectus included in the Registration Statement filed with the Commission under Rule 424 of the Act (the “Prospectus Supplement”), which relates to shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company, all of which may be issued and sold by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, up to an aggregate of $25,000,000 of Common Stock over a period of 24 months.  The shares of Common Stock are referred to as the “Securities”, which Securities are covered by the Registration Statement.  The prospectuses included in the Registration Statement and the Prospectus Supplement are collectively referred to as the “Prospectus”. We understand that the Securities are to be offered and sold in the manner described in the Registration Statement and the Prospectus.

The Securities are to be issued and sold by the Company pursuant to an At Market Issuance Sales Agreement, dated August 23, 2011 (the “Sales Agreement”), by and between the Company and McNicoll, Lewis & Vlak LLC. The Sales Agreement will be filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated August 23, 2011.  As your counsel, we have examined the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and By-laws, each as amended to the date hereof, the Sales Agreement, and the records of certain corporate proceedings and actions taken by the Company in connection with the issuance and sale of the Securities, including the resolutions adopted by the Company’s Board of Directors on August 8, 2011, and by its Finance Committee on August 9, 2011 (the “Resolutions”), and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed.  In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Based upon the foregoing and reliance thereon, we are of the opinion that the shares of Common Stock have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, the Prospectus and the Sales Agreement and in accordance with the procedures set forth in the Resolutions, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.  No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.  We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is given as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of this firm’s name therein and in the prospectus contained in the Registration Statement, including any supplements thereto, under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

EDWARDS ANGELL PALMER & DODGE LLP